Exhibit 99.1

Imation Reports Third Quarter 2010 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--October 26, 2010--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended September 30, 2010. All financial information included in this press release reflects the continuing operations of the Company’s businesses for all periods presented unless otherwise indicated.

Key points for Q3 2010 include the following:

  Net revenue of $342.3 million was down 14.7 percent compared with Q3 2009 of $401.3 million.
  Gross margin of 16.2 percent was stable compared with Q3 2009 gross margin of 16.1 percent.
  Selling, general and administrative expenses were $49.3 million, down 2.2 percent compared with Q3 2009.
  Loss from continuing operations was $2.3 million or $0.06 per diluted share compared with a loss from continuing operations of $0.3 million or $0.01 per diluted share in Q3 2009.
  Total cash and cash equivalents were $256.8 million, up $93.4 million from December 31, 2009.

Imation Chief Executive Officer Mark Lucas commented, “We made solid progress on several important parts of our transformation including continued strong double digit revenue growth in emerging storage products, and improved gross margins in both our emerging storage and our electronics and accessories categories. In addition, the efforts we have made in streamlining our operations were visible in the improvement in our working capital and operating expense levels.”

“We are committed to returning value to our shareholders and will continue to focus on actions to improve our long-term financial profile,” concluded Lucas.

Q3 2010 Results versus Q3 2009

Net revenue for Q3 2010 was $342.3 million, down 14.7 percent from Q3 2009, driven by price erosion of nine percent and overall volume declines of seven percent partially offset by favorable currency impacts of one percent. From a product perspective, the overall revenue decrease was due primarily to declines of 17 percent in traditional storage products and 28 percent in electronics and accessories in part driven by planned rationalization of our video business, partially offset by an increase of 23 percent in emerging storage products. From a regional perspective, revenues in the Americas and Europe declined 17 and 31 percent, respectively, primarily from lower sales of traditional storage products. Revenues increased by 7 percent in North Asia and were flat in South Asia.

Gross margin for Q3 2010 was 16.2 percent compared with Q3 2009 gross margin of 16.1 percent, evidence of margin stabilization.

Operating expenses for Q3 2010 were $53.6 million, down $1.7 million compared to Q3 2009 of $55.3 million.

Restructuring and other charges were $4.3 million in Q3 2010 compared with $7.5 million in Q3 2009. The charges relate to costs from previously announced restructuring programs.

Operating loss was $2.3 million in Q3 2010 compared with operating income of $1.7 million in Q3 2009. Adjusting for the impact of restructuring and other charges, operating income was $2.0 million in Q3 2010 versus operating income of $9.2 million in Q3 2009 (see Table Two).

Loss per diluted share from continuing operations was $0.06 in Q3 2010 compared with a diluted loss per share from continuing operations of $0.01 in Q3 2009. Adjusting for restructuring and other charges in both periods, earnings per diluted share was $0.02 in Q3 2010 compared with earnings per diluted share of $0.14 in Q3 2009 (see Table Two).

Cash balances: Ending cash and cash equivalents were $256.8 million as of September 30, 2010, an increase of $93.4 million from $163.4 million as of December 31, 2009, driven by continued working capital improvements as well as earnings (see Table Five).

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted operating income (loss) and adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation’s actual results of operations when compared with prior periods (see Table Two). Management believes this will assist investors in making an evaluation of Imation’s performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Description of Tables

Table One – Consolidated Statements of Operations
Table Two – Non-GAAP Financial Measures
Table Three – Consolidated Balance Sheets
Table Four – Supplemental Segment and Product Information
Table Five – Operations – Additional Information

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, October 26, 2010. A webcast of Imation Corp.’s third quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Time on October 26, 2010 until 5:00 PM Central Time on November 2, 2010 by dialing 866-837-8032 (access code 1479154). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

About Imation Corp.

Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect and connect their digital world. Our portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.'s global brand portfolio includes the Imation, Memorex, XtremeMac, and TDK Life on Record brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins; the possibility that our deferred tax assets or other assets may become impaired; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; the market acceptance of newly introduced product and service offerings; the potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; continuing uncertainty in global and regional economic conditions; foreign currency fluctuations; the volatility of the markets in which we operate; our ability to successfully manage multiple brands globally; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; the competitive pricing environment and its possible impact on profitability and inventory valuations; the ready availability and price of energy and key raw materials or critical components; our ability to meet our revenue growth and cost reduction targets; our ability to secure adequate supply of certain high demand products at acceptable prices; the rate of revenue decline for certain existing products; our ability to efficiently source, warehouse and distribute our products globally; significant changes in discount rates and other assumptions used in the valuation of our pension plans; our ability to continue realizing the benefits from our global manufacturing strategy for magnetic data storage products and the related restructuring; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenue	$342.3	$401.3	$1,062.5	$1,197.8
Cost of goods sold	286.7	336.8	886.7	1,003.0
Gross profit	55.6	64.5	175.8	194.8

Operating expense:
Selling, general and administrative	49.3	50.4	153.9	174.3
Research and development	4.3	4.9	12.6	14.9
Goodwill impairment	-	-	23.5	-
Litigation settlement	-	-	-	49.0
Restructuring and other	4.3	7.5	11.7	22.8
Total	57.9	62.8	201.7	261.0

Operating (loss) income	(2.3)	1.7	(25.9)	(66.2)

Other (income) and expense:
Interest income	(0.2)	(0.1)	(0.6)	(0.5)
Interest expense	1.2	0.8	3.3	1.5
Other, net	(0.1)	1.5	4.9	12.2
Total	0.9	2.2	7.6	13.2

Loss before income taxes	(3.2)	(0.5)	(33.5)	(79.4)

Income tax benefit	(0.9)	(0.2)	(13.0)	(28.1)

Loss from continuing operations	(2.3)	(0.3)	(20.5)	(51.3)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	(0.1)	(0.1)	(0.2)	2.4

(Loss) income from discontinued operations	(0.1)	(0.1)	(0.2)	2.4

Net loss	$(2.4)	$(0.4)	$(20.7)	$(48.9)

(Loss) earnings per common share - basic:
Continuing operations	$(0.06)	$(0.01)	$(0.54)	$(1.37)
Discontinued operations	-	-	(0.01)	0.06
Net income	(0.06)	(0.01)	(0.55)	(1.30)

(Loss) earnings per common share - diluted:
Continuing operations	$(0.06)	$(0.01)	$(0.54)	$(1.37)
Discontinued operations	-	-	(0.01)	0.06
Net income	(0.06)	(0.01)	(0.55)	(1.30)

Weighted average shares outstanding
Basic	37.9	37.6	37.8	37.5
Diluted	37.9	37.6	37.8	37.5

Table Two

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Operating (loss) income from continuing operations:	$(2.3)	$1.7	$(25.9)	$(66.2)
Goodwill impairment	-	-	23.5	-
Litigation settlement	-	-	-	49.0
Restructuring and other	4.3	7.5	11.7	22.8
Adjusted operating income from continuing operations - Non-GAAP	$2.0	$9.2	$9.3	$5.6

Effect on diluted EPS:
Loss from continuing operations	$(0.06)	$(0.01)	$(0.54)	$(1.37)
Goodwill impairment	-	-	0.37	-
Litigation settlement	-	-	-	0.83
Restructuring and other	0.08	0.15	0.21	0.39
Adjusted diluted EPS - Non-GAAP	$0.02	$0.14	$0.04	$(0.15)

The Non-GAAP financial measurements (adjusted operating income (loss) and adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation’s actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation’s performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Table Three

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$256.8	$163.4
Accounts receivable, net	235.4	314.9
Inventories	248.8	235.7
Other current assets	143.4	164.4

Total current assets	884.4	878.4

Property, plant and equipment, net	101.1	109.8
Intangible assets, net	325.4	337.3
Goodwill	-	23.5
Other assets	71.3	44.8

Total assets	$1,382.2	$1,393.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$225.4	$201.4
Accrued payroll	14.6	19.7
Other current liabilities	140.6	150.8

Total current liabilities	380.6	371.9

Other liabilities	87.1	94.7

Total liabilities	467.7	466.6

Shareholders' equity	914.5	927.2

Total liabilities and shareholders' equity	$1,382.2	$1,393.8

Table Four

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Three months ended September 30,
	2010		2009		% Change
	Revenue	% Total	Revenue	% Total
Americas	$177.5	51.8%	$214.4	53.5%	-17.2%
Europe	59.9	17.5%	86.2	21.5%	-30.5%
North Asia	72.5	21.2%	68.0	16.9%	6.6%
South Asia	32.4	9.5%	32.7	8.1%	-0.9%
Total	$342.3	100.0%	$401.3	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$147.3	43.0%	$182.9	45.6%	-19.5%
Magnetic products	83.4	24.4%	93.6	23.3%	-10.9%
Other traditional storage	14.8	4.3%	17.5	4.4%	-15.4%
Total traditional storage	245.5	71.7%	294.0	73.3%	-16.5%
Emerging storage	46.6	13.6%	37.8	9.4%	23.3%
Electronics and accessories	50.2	14.7%	69.5	17.3%	-27.8%
Total	$342.3	100.0%	$401.3	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$8.9	5.0%	$15.0	7.0%	-40.7%
Europe	(1.5)	-2.5%	1.4	1.6%	-207.1%
North Asia	2.1	2.9%	2.0	2.9%	5.0%
South Asia	1.0	3.1%	1.1	3.4%	-9.1%
Corp/Unallocated (1)	(12.8)	NM	(17.8)	NM	-28.1%
Total	$(2.3)	-0.7%	$1.7	0.4%

	Gross Margin		Gross Margin

Traditional storage	18.1%		18.4%
Emerging storage	10.5		7.7
Electronics and accessories	12.4		10.8
Total	16.2%		16.1%

	Nine months ended September 30,		Nine months ended September 30,
	2010		2009		% Change
	Revenue	% Total	Revenue	% Total
Americas	$520.4	49.0%	$609.0	50.8%	-14.5%
Europe	211.1	19.9%	270.2	22.6%	-21.9%
North Asia	226.8	21.3%	219.3	18.3%	3.4%
South Asia	104.2	9.8%	99.3	8.3%	4.9%
Total	$1,062.5	100.0%	$1,197.8	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$457.9	43.2%	$543.9	45.5%	-15.8%
Magnetic products	257.6	24.2%	297.2	24.8%	-13.3%
Other traditional storage	47.6	4.5%	56.4	4.7%	-15.6%
Total traditional storage	763.1	71.9%	897.5	75.0%	-15.0%
Emerging storage	153.0	14.3%	115.3	9.6%	32.7%
Electronics and accessories	146.4	13.8%	185.0	15.4%	-20.9%
Total	$1,062.5	100.0%	$1,197.8	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$27.4	5.3%	$36.5	6.0%	-24.9%
Europe	(1.2)	-0.6%	3.2	1.2%	-137.5%
North Asia	7.6	3.4%	9.6	4.4%	-20.8%
South Asia	3.0	2.9%	1.7	1.7%	76.5%
Corp/Unallocated (1)	(62.7)	NM	(117.2)	NM	NM
Total	$(25.9)	-2.4%	$(66.2)	-5.5%

	Gross Margin		Gross Margin

Traditional storage	18.9%		19.0%
Emerging storage	8.9		6.0
Electronics and accessories	12.4		9.4
Total	16.5%		16.3%

NM - Not Meaningful

(1) Corporate and unallocated amounts include litigation settlement, goodwill impairment, research and development expense, corporate expense, stock-based compensation expense, restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

Table Five

IMATION CORP.
OPERATIONS - ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions)	September 30,		September 30,
	2010	2009	2010	2009
Gross Profit	$55.6	$64.5	$175.8	$194.8
Gross Margin %	16.2%	16.1%	16.5%	16.3%
Operating Income (Loss)	$(2.3)	$1.7	$(25.9)	$(66.2)
Operating Income %	-0.7%	0.4%	-2.4%	-5.5%
Capital Spending	$2.2	$2.0	$5.7	$9.2
Depreciation	$4.3	$5.2	$13.4	$14.9
Amortization	$5.9	$5.7	$17.7	$17.3
Tax Rate %	28.1%	40.0%	38.8%	35.4%

Asset Utilization Information *
			September 30,	December 31,
			2010	2009

Days Sales Outstanding (DSO)			59	60
Days of Inventory Supply			72	75
Debt to Total Capital			0.0%	0.0%

Other Information

Approximate employee count as of September 30, 2010:				1,120
Approximate employee count as of December 31, 2009:				1,210
Book value per share as of September 30, 2010:				$24.13
Shares used to calculate book value per share (millions):				37.9
Imation did not repurchase shares of its stock in the third quarter of 2010.
Authorization for repurchase of approximately 2.3 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

CONTACT:
Imation Corp.
Tim Gallaher, 651-704-4311